EMPLOYMENT TERMINATION AGREEMENT


     This Employment Termination Agreement (this "Agreement") is made by, between and among, Ugly Duckling Corporation, a Delaware corporation, its subsidiaries, affiliates, successors and assigns (collectively, the "Duck") and Steven Tesdahl ("Employee"), effective on the Effective Date as described in
Section 8 hereof.

                                    Recitals

     The parties acknowledge that the following recitals are true and correct statements of fact and are relied upon by the parties in entering into this
Agreement:

1. Duck employed Employee on an at will basis as an employee of the Duck as set forth in the letter agreement between Employee and the Duck, dated August 6, 1997 (the "Letter Agreement"), as amended on May 21, 1998 and April 18, 2001. ("Employment").

2. Duck and Employee disagree about the applicability of certain terms of the agreement if Duck terminates Employee at this time, including whether Employee would be entitled to the "Termination Fee" as defined in the Letter Agreement.

3. Duck and Employee mutually seek to release and dismiss all claims with respect to each other, terminate the Employment and enter into this Employment Termination Agreement.

     NOW,  THEREFORE,   in  consideration  of  covenants,   representations  and
warranties of the parties stated herein, and the performances of the parties required hereby, Duck and Employee mutually agree as follows:

Section 1. Termination of Employment. The Employment shall be fully and forever terminated as of January 31, 2002 (the Termination Date"). After the Termination Date, Duck is not required to employ or retain Employee in any manner or for any purpose at any time. After the Effective Date, Employee is not required nor authorized to perform or provide any Employment services in any manner or for any purpose at any time. Duck employed Employee through the Termination Date.

Section 2. Severance Payment/Benefits

(a) Payments/Benefits. Provided this Agreement is not revoked by Employee during the Revocation Period (as hereinafter defined), Duck agrees to pay to Employee an annual salary of $215,000 for a fifteen month period ending April 30, 2003, or total payments of $268,749.98 over the fifteen month period. Such payments shall be made periodically at the same time as and with the Duck's normal payroll. Duck shall also provide to Employee his current welfare benefits (including, without limitation, medical, prescription, vision and dental) through and including April 30, 2003
     ("Termination Payment"). Duck shall withhold from the Termination Payment all employment related taxes as required by law and other normal and customary deductions. The benefits continuation for welfare benefits shall be provided in accordance with Duck's normal benefits schedule, including any normal and customary deductions for employee contributions for such benefits. Employee acknowledges that Employee has been advised that neither short nor long term disability insurance is available to Employee. If Employee obtains welfare benefits at any time after the Effective Date, Employee shall notify Duck and Duck's obligation to provide the welfare benefits shall terminate and the Employee's welfare benefits shall cease.

(b) No Other Payments Due. Except as otherwise set forth in this Section, no other compensation, salary, bonus, benefit or other consideration shall be payable by Duck to Employee. Employee acknowledges the full satisfaction and discharge of any and all obligations of Duck for payment of any wages, benefits, costs, fees or other amounts to Employee at any time in connection with the Employment and/or the termination of the Employment. Employee shall not at any time file, and hereby forever waives, any claims for unemployment benefits in connection with the termination of the Employment. No payment hereunder relates to any welfare benefit plan (as that term is defined in the Employee Retirement Income Security Act) providing benefits upon termination of employment or contributions to such plans. If the Duck fails to make any Termination Payment when due, or within 10 days thereafter, then in addition to all other remedies that Employee may have at law or in equity, all remaining Termination Payments shall become immediately due and payable. Any Termination Payment not paid when due (including Termination Payments accelerated in accordance with this paragraph) shall bear interest at the rate of 10% per annum until paid.


(c) Stock Options. Employee and Duck agree that all options currently outstanding in favor of Employee for the purchase of stock of the Duck, whether vested or not vested, and the Stock Option Agreements relating to these grants, shall terminate and lapse as of the Effective Date.

(d) Stock Loan. Employee entered into a Promissory Note, dated May 15, 1998 (the "Note"), payable to the Duck for $98,125.00. The proceeds of the note were used to purchase 10,000 shares of Duck Stock (the "Purchased Stock"). Employee tendered to UDC Acquisition Corp. the Purchased Stock on or before January 16, 2002 in connection with the Amended Tender Offer of UDC Acquisition Corp., Ernie Garcia, Greg Sullivan and UDC Holdings. Duck and Employee agree that Employee will pay to Duck on or before the date of this Agreement the tender offer proceeds, Duck shall apply the proceeds to the obligations of Employee under the Note, and Duck shall transfer and make the Note payable to the order of bearer and Employee may pick up the Note from the General Counsel for the Duck at any time on or after the Effective Date. No other documentation shall be required to evidence this transfer of the Note, the transfer shall be effective as of the Effective Date and upon transfer no other documentation shall be required to evidence the transfer of the Note to bearer.

(e) Attorneys' Fees. Duck and Employee shall pay and be responsible for their respective attorneys' fees, if any, related to the Employment, any dispute relative to the Employment or termination of Employment, and the review and negotiation of this Agreement.

Section 3. Duck Property. Employee represents and warrants that Employee has surrendered to Duck, and does not have possession of, any information, materials or property of Duck, regardless of the medium or form (e.g., writing, recording, hard-drive, disk, CD) or wherever located (e.g., personal computer, files, home, storage), including but not limited to confidential and/or proprietary information of or about Duck (e.g., business plans, financial information, budgets, forecasts, manuals, training materials, phone lists, personnel information), keys, passes, credit cards, beepers, equipment, computers, disks, or files; provided, however, that Duck has agreed Employee may retain his cellular telephone, HP OfficeJet printer and Cisco network router. Duck will also reimburse to Employee all business related expenses incurred by Employee prior to the Termination Date in accordance with Duck's current reimbursement policy. Employee shall submit any such expenses for reimbursement no later than February 28, 2002 or Duck shall not reimburse such expenses.

Section 4. Non-Compete. Employee hereby covenants and agrees that for a period of one (1) year after the Effective Date Employee will not:

(a) Engage, directly or indirectly, either as principal, partner, joint venturer, consultant, agent, or proprietor or in any other manner participate in the ownership (excluding ownership of less than 1% of the outstanding capital stock of any publicly-held entity), management, operation, or control of any person, firm, partnership, limited liability company, corporation, or other entity ("Successor Employer") which engages in Duck's business within any state in which Duck does business as of the Effective Date. The parties acknowledge that Duck's business is used vehicle sales to the sub prime market/customers from multiple locations, and financing and collection activities related to used vehicles sold to the sub prime market/customers. Duck acknowledges that after the Effective Date this Section does not prohibit or restrict Employee from working in:
     (1) any other types of businesses; or (2) any state in which Duck is not doing business at the time of Employee's termination.

(b) Directly or indirectly solicit for employment, or participate in the management or ownership of or work for any Successor Employer that hires or employs, any person who is or was an employee of Duck or any successor of Duck, unless such Employee initiates a request for placement with a placement agency, initiates a job search on his or her own, or responds to a general advertisement for employment by Successor Employer without contact with or from Employee, or Duck first terminates the employment of such employee or gives its written consent to such employment or offer of employment.

Section 5. Confidentiality. Neither Employee nor Duck shall disclose the terms of this Agreement at any time except for disclosures to their respective counsel, disclosures required by law or judicial process and disclosures to respond to legitimate inquiries of third parties regarding Employee's employment with Duck.

Employee shall forever maintain the confidentiality of all nonpublic information regarding Duck and its businesses, directors, officers, employees and representatives. Duck shall make good faith efforts to ensure that any information regarding Employee distributed by Duck, its directors and officers shall be strictly limited to confirmation of Employee's employment by Duck and the information that may be disclosed pursuant to this Section, provided, however, that the Chief Executive Officer of Duck shall provide a positive reference for Employee in substantially the same form as Exhibit "A" attached, confirming (i) Employee's excellent performance for the Duck, and (ii) that Employee's separation from the Company was not related to Employee's performance. Neither Duck nor Employee shall make negative or disparaging remarks about the other (including in the case of Duck, its personnel), and shall take no actions intended or designed to damage or harm the other. Employee also shall not contact Duck employees regarding Duck business, unless approved by the President of Duck. For purposes of this Section, nonpublic information shall mean information that has not been published and is not generally available to the public.

Section 6. Remedies.

(a) General. Employee and Duck each acknowledge that the other party will incur substantial, irreparable, immediate and continuing harm if any of the covenants of Employee or Duck stated in Sections 4 and/or 5 are materially violated and that monetary awards alone will not be adequate remedies for the material violations. Therefore, Employee and Duck each acknowledge and agree that, in the event of material violations, equitable remedies are appropriate and may be granted, including without limitation, restraining orders and injunctions, all in addition to monetary awards. Further, Employee and Duck each acknowledge that Employee and Duck are relying on each party's strict compliance with all covenants in Sections 4 and 5 in agreeing to all other terms and conditions of this Agreement.

(b) Breaches. In the event that Employee is in material default under the terms of this Agreement, the Duck has given Employee written notice describing such default and Employee fails to cure such default within fifteen (15) days after such notice, Duck may, in its sole and absolute discretion and in addition to any other remedies Duck may have: (1) discontinue the Termination Payments beginning as of the date of the default(s), and (2) recover any Termination Payments made after the date of a default(s) provided, however, that if Employee disputes whether he has committed a default, a default is continuing, or it is a material default, the parties shall arbitrate the matter following the procedures set forth in Section
     10. Further, the Duck shall not only have the right to the recovery of any Termination Payments made after the date of a material default but in addition if such amounts are not repaid to the Duck within fifteen days after notice to reimburse the Duck then Employee shall also be responsible for interest on any such unpaid amounts at the rate of 10% per annum until paid.

Section 7. Release and Lawsuits. In consideration of the payment and provision of the Termination Payment, Employee agrees to release, waive and discharge any and all claims, causes of action and liability against Duck in any way relating to this Agreement and Employee's Employment or termination of Employment with

Duck, whether now known, knowable or unknown, and whether presently existing, presently known or hereafter discovered. Employee expressly waives and releases any and all rights which Employee may have under the provisions of any applicable laws to the effect that a general release does not extend or apply to claims a person does not know or suspect to exist at the time of granting the release, which if known, would materially affect its granting of the release. This release, waiver and discharge also includes, without limitation, any claims arising under the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1964 and 1991, the Labor Management Relations Act, the Americans with Disabilities Act, the Fair Labor Standards Act, any applicable state or Federal constructive discharge or wage payment statutes or laws, the Equal Pay Act, the Family and Medical Leave Act, the National Labor Relations Act, the Rehabilitation Act of 1973, the Consolidated Omnibus Budget Reconciliation Act, any applicable state civil rights act, any applicable state or federal laws or regulations related to retaliation or whistleblower activities, any other federal or state statute, regulation or local rule, ordinance or any other common law cause of action including without limitation claims for breach of contract (actual, implied or otherwise, but other than related to this Agreement), any amendments to any of the foregoing acts, statutes, laws, regulations, rules or ordinances, wrongful discharge, discrimination, negligence, negligent discharge, constructive discharge, misrepresentation, personal injury or any claim for attorneys' fees, libel, slander, intentional or negligent infliction of emotional distress, tortious interference with contract, reinstatement, and failure to pay wages, bonuses or other benefits.

EMPLOYEE UNDERSTANDS AND AGREES THAT THE FOREGOING RELEASE TERMINATES AND ENDS ALL DISPUTES, CLAIMS AND LIABILITIES AGAINST AND INVOLVING DUCK EXCEPTING ONLY THE OBLIGATIONS SET FORTH IN THIS AGREEMENT.

This release shall not be effective until the Effective Date.

Employee also agrees not to bring any lawsuit or proceeding against Duck for any matter arising out of the Employment or separation from employment. Employee understands that this Agreement precludes Employee from recovering any relief as a result of any charge, claim, lawsuit, or proceeding brought by Employee or on Employee's behalf arising out of Employee's employment with Duck or separation from that employment. Employee and Duck acknowledge that, notwithstanding any other provision of this Agreement, Employee may file a lawsuit or bring a claim to challenge the validity of this Agreement under the federal Age Discrimination in Employment Act, as amended, as long as any such challenge by Employee is done in good faith.

Section 8. Revocation Period. Employee may revoke this Agreement for a period of seven (7) calendar days following the date of the execution of this Agreement (the "Revocation Period") by delivery of written notice of revocation to Jon Ehlinger, General Counsel, Ugly Duckling Corporation, 4020 E. Indian School Road, Phoenix, Arizona 85018. This Agreement shall be effective and enforceable on the expiration of the Revocation Period, provided Employee does not revoke this Agreement during the Revocation Period (the "Effective Date"). Employee acknowledges that Employee has been given a period of twenty-one (21) days to consider whether to sign this Agreement.

Section 9. Reliance. Employee warrants and represents that: (i) Employee has relied on Employee's own judgment regarding the consideration for and language of this Agreement; (ii) Employee has been given a reasonable period of time to consider said Agreement; (iii) Employee has been advised to consult with counsel of Employee's own choosing before signing this Agreement; (iv) no statements made by Duck have in any way coerced or unduly influenced Employee to execute this Agreement; and (v) this Agreement is written in a manner that is understandable to Employee and Employee has read and understands all paragraphs of this Agreement.

Section 10. Arbitration. Other than a breach or threatened breach of Sections 4 or 5 hereof, any dispute, controversy, or claim, whether contractual or non-contractual, between the parties hereto arising directly or indirectly out of or connected with Employee's employment by Duck, this Agreement, or relating to the breach or alleged breach of any representation, warranty, agreement, or covenant under this Agreement, unless mutually settled by the parties hereto, shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). Any arbitration shall be conducted by arbitrators approved by the AAA and mutually acceptable to Duck and Employee. All such disputes, controversies, or claims shall be conducted by a single arbitrator, unless the dispute involves more than $50,000 in the aggregate in which case the arbitration shall be conducted by a panel of three arbitrators. If the parties hereto are unable to agree on the arbitrator(s), then the AAA shall select the arbitrator(s). The resolution of the dispute by the arbitrator(s) shall be final, binding, nonappealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act. The arbitrator(s) shall award compensatory damages to the prevailing party. Except as otherwise required by law, the arbitrator(s) shall have no authority to award consequential or punitive or statutory damages, and the parties hereby waive any claim to those damages to the fullest extent allowed by law. The arbitration award shall be in writing and shall include a statement of the reasons for the award. The arbitration shall be held in Phoenix, Arizona. The arbitrator(s) shall award reasonable attorneys' fees and costs to the prevailing party.

Section 11. Severability; Reformation. In the event any court or arbiter determines that any of the restrictive covenants in this Agreement, or any part or provision of this Agreement, is or are invalid or unenforceable, the remainder of the restrictive covenants and terms and conditions of this Agreement shall not thereby be affected and shall be given full effect, without regard to invalid portions. If any of the provisions of this Agreement should ever be deemed to exceed the temporal, geographic, or occupational limitations permitted by applicable laws, those provisions shall be and are hereby reformed to the maximum temporal, geographic, or occupational limitations permitted by law. In the event any court or arbiter refuses to reform this Agreement as provided above, the parties hereto agree to modify the provisions held to be unenforceable to preserve each party's anticipated benefits thereunder.

Section 12. General Matters. This Agreement shall be governed and construed in accordance with the laws of the State of Arizona and any actions brought in connection with this Agreement shall be brought and prosecuted in a court of competent jurisdiction in Maricopa County, Arizona as the court of exclusive jurisdiction and proper venue. The terms and conditions of this Agreement represent the results of negotiations between the parties; is entered into after full investigation by each party; and this Agreement is the entire Agreement among the parties regarding the subject matter hereof, including but not limited to the Letter Agreement and the Employment. This Agreement supersedes any and all prior or contemporaneous agreements, understandings, representations or warranties, whether written or oral and whether express or implied between Duck and Employee regarding the subject matter hereof. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties.

Section 13. Remedies. In the event of default or breach by either party, any and all remedies set forth in the above paragraphs are intended to be nonexclusive and either party may, in addition to said remedies, seek any additional remedies available either in law or in equity. Additionally, in the event of litigation or any other legal proceeding, including arbitration, relating to this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs of suit.

Section 14. Force Majeure. Neither Duck nor Employee shall be considered to be in default in the performance of their respective obligations hereunder if failure of performance shall be due to uncontrollable forces, which by the exercise of due diligence and foresight such party cannot reasonably have been expected to avoid and which by the exercise of due diligence it shall be unable to overcome. A party rendered unable to fulfill any obligation by reason of uncontrollable forces shall exercise due diligence to remove such inability with all reasonable dispatch.

Section 15. Attorney. Employee acknowledges that Employee has consulted or has had an opportunity to consult, with an attorney of Employee's choice prior to executing this Agreement.

     By signing this Agreement, each party acknowledges that it has received, read and accepted all terms and conditions of this Agreement, all effective as of the Effective Date.

DUCK:                              Ugly Duckling Corporation,
                                   a Delaware corporation

                                   By:      __________________________________
                                   Jon D. Ehlinger, VP/General Counsel/Secretary



EMPLOYEE:                          _______________________________________
                                   Steven Tesdahl

STATE OF ARIZONA  )
                  )ss
COUNTY OF MARICOPA)

     Acknowledged before me this ______ day of February, 2002 by Jon D. Ehlinger
as  VP/General   Counsel/Secretaryof  Ugly  Duckling  Corporation,   a  Delaware
corporation, as the free act and deed of said corporation.

                                               ---------------------------------
                                               Notary Public
My commission expires:

---------------------------


STATE OF ARIZONA  )
                  )ss
COUNTY OF MARICOPA)

     Acknowledged before me this ____ day of February, 2002 by Steven Tesdahl, as his free act and deed..

                                               ---------------------------------
                                               Notary Public
My commission expires:

---------------------------

                                   EXHIBIT "A"


To Whom It May Concern:

Steve Tesdahl has worked with Ugly Duckling Corporation as a Senior Vice President and Chief Information Officer and has been a significant part of our senior management team from August 1997 until January 2002. During his tenure as CIO we grew to 76 dealerships nationwide with assets exceeding $600 million, including a $500 million consumer loan portfolio. During the course of his employment, Steve has proved himself to be an exceptional employee, hard worker, innovative thinker and a talented leader.

I have been consistently impressed by Steve's ability to think out of the box, understand and master the intricacies of our business, manage multiple priorities and meet reporting and other timelines. He has a comprehensive understanding of management and information systems and has leveraged this knowledge into, among other things: (1) developing a systems architecture that drives our operations and business model today and (2) process enhancements that have saved money and improved productivity. His broad scope of experience, and focused and organized approach to identifying and achieving objectives, has consistently added value to the team.

Overall, Steve is very conscientious, energetic, of high integrity and an outstanding individual. He has what it takes to be a member of senior management on any team. Under Steve's leadership, our IT group has been, and continues to be, viewed by the company as a strategic element to our business success.

Unfortunately, our Company, like so many others, has been adversely impacted by the downturn in the economy. As a result, we have been forced into deep cost cutting across the board. Following a round of layoffs and cost cutting in October 2001, we have now been forced to take even more severe action to shore up the Company's financial performance. Regrettably, this has required the elimination of a number of senior management positions, a decision to cancel or delay key IT projects for 2002, and the necessity of operating our IT function in a more tactical mode for the foreseeable future.

We will miss Steve and I highly recommend him for whatever position he may decide to pursue.

Sincerely,


Greg Sullivan
Chief Executive Officer and President
Ugly Duckling Corporation